Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder
Nationwide Life Insurance Company:

We consent to the incorporation by reference in this Registration Statement on Form N-6 our reports on Nationwide VLI Separate Account - 4 and Nationwide Life Insurance Company and subsidiaries, dated March 13, 2012 and March 1, 2012, respectively, which appear in the Registration Statement on Form N-6 (File No. 333-169879).  We also consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information incorporated by reference into this Registration Statement.

/s/ KPMG LLP

Columbus, Ohio
October 26, 2012